EXHIBIT 99.3
THE QUAKER OATS COMPANY AND SUBSIDIARIES INDEX TO EXHIBIT 99.3

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THE QUAKER OATS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME,
REINVESTED EARNINGS AND COMPREHENSIVE INCOME
(UNAUDITED)

                                                                      Six Months Ended
Dollars in Millions (Except Per Share Data)                               June 30,
---------------------------------------------------------------------------------------
                                                                     2001          2000
                                                                ---------      --------

Net Sales                                                        $2,740.5      $2,570.0
Cost of goods sold                                                1,218.0       1,160.4
                                                                 --------      --------
Gross profit                                                      1,522.5       1,409.6

Selling, general and administrative expenses                      1,046.3         978.7
Restructuring charges, reserve adjustments
  and asset impairments                                               9.0         177.4
Interest expense                                                     30.0          26.9
Interest income                                                      (2.2)         (2.9)
Foreign exchange loss - net                                           3.4           1.5
                                                                 --------      --------

Income before income taxes                                          436.0         228.0
Provision for income taxes                                          156.6          75.1
                                                                 ---------     --------

Net Income                                                          279.4         152.9

Preferred dividends - net of tax                                      2.0           2.1
                                                                 --------      --------
Net Income Available for Common                                  $  277.4      $  150.8
                                                                 ========      ========

Per Common Share:
Net income - basic                                               $   2.10      $   1.14
                                                                 ========      ========
Net income - diluted                                             $   2.00      $   1.11
                                                                 ========      ========
Dividends declared                                               $   0.57      $   0.57
                                                                 ========      ========

Average Number of Common Shares Outstanding
  (in thousands)                                                  132,251       131,732
                                                                 ========      ========

Reinvested Earnings:
Balance - beginning of period                                    $1,061.7      $  854.6
Net income                                                          279.4         152.9
Dividends                                                           (77.3)        (76.7)
                                                                 --------      --------
Balance - end of period                                          $1,263.8      $  930.8
                                                                 ========      ========

Comprehensive Income:
Net income                                                       $  279.4      $  152.9
Other comprehensive income - net of tax:
Foreign currency translation adjustments                            (14.6)         (9.5)
Transition adjustment related to change in accounting for
  derivative instruments and hedging activities                      (1.7)            -
Unrealized losses on qualifying cash flow hedges - net of
  reclassification adjustments                                       (1.3)            -
Unrealized gains on marketable securities - net of
  reclassification adjustments                                        1.2           0.4
Other                                                                 0.2
                                                                 --------      --------
Total Comprehensive Income                                       $  263.2      $  143.8
                                                                 ========      ========

See accompanying notes to the condensed consolidated financial statements.

THE QUAKER OATS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME,
REINVESTED EARNINGS AND COMPREHENSIVE INCOME
(UNAUDITED)

                                                                    Three Months Ended
Dollars in Millions (Except Per Share Data)                              June 30,
---------------------------------------------------------------------------------------
                                                                     2001          2000
                                                                 --------      --------

Net Sales                                                        $1,513.9      $1,397.9
Cost of goods sold                                                  668.4         637.5
                                                                 --------      --------
Gross profit                                                        845.5         760.4

Selling, general and administrative expenses                        558.6         511.1
Restructuring charges and reserve adjustments                         5.0           3.7
Interest expense                                                     15.2          13.0
Interest income                                                      (0.9)         (1.1)
Foreign exchange loss (gain) - net                                    2.5          (2.1)
                                                                 --------      --------
Income before income taxes                                          265.1         235.8
Provision for income taxes                                           95.2          84.7
                                                                 --------      --------
Net Income                                                          169.9         151.1

Preferred dividends - net of tax                                      0.9           1.0
                                                                 --------      --------
Net Income Available for Common                                  $  169.0      $  150.1
                                                                 ========      ========
Per Common Share:
Net income - basic                                               $   1.28      $   1.13
                                                                 ========      ========
Net income - diluted                                             $   1.22      $   1.10
                                                                 ========      ========
Dividends declared                                               $  0.285      $  0.285
                                                                 ========      ========
Average Number of Common Shares Outstanding
  (in thousands)                                                  132,516       131,871
                                                                 ========      ========
Reinvested Earnings:
Balance - beginning of period                                    $1,132.5      $  818.1
Net income                                                          169.9         151.1
Dividends                                                           (38.6)        (38.4)
                                                                 --------      --------
Balance - end of period                                          $1,263.8      $  930.8
                                                                 ========      ========
Comprehensive Income:
Net income                                                       $  169.9      $  151.1
Other comprehensive income - net of tax:
Foreign currency translation adjustments                             (1.1)         (9.3)
Unrealized losses on qualifying cash flow hedges - net of
   reclassification adjustments                                      (0.8)            -
Unrealized gains on marketable securities - net of
   reclassification adjustments                                       1.0          (0.1)
Other                                                                 0.1             -
                                                                 --------      --------
Total Comprehensive Income                                       $  169.1      $  141.7
                                                                 ========      ========

See accompanying notes to the condensed consolidated financial statements.

"Back to Exhibit 99.3 Index"

THE QUAKER OATS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

                                                                June 30,  December 31,
Dollars in Millions                                                 2001          2000
--------------------------------------------------------------------------------------
Assets
------
Current Assets:
Cash and cash equivalents                                      $   120.4     $   174.3
Marketable securities                                              265.2           0.3
Trade accounts receivable - net of allowances                      448.1         298.0
Inventories:
  Finished goods                                                   283.6         213.9
  Raw materials                                                     37.0          39.0
  Packaging materials and supplies                                  36.7          34.5
                                                               ---------     ---------
Total inventories                                                  357.3         287.4
Other current assets                                               251.1         253.7
                                                               ---------     ---------
Total Current Assets                                             1,442.1       1,013.7

  Property, plant and equipment                                  1,926.3       1,927.6
  Less: accumulated depreciation                                   830.0         807.6
                                                               ---------     ---------
Total property - net                                             1,096.3       1,120.0
Intangible assets - net of amortization                            225.1         229.2
Other assets                                                        82.5          55.9
                                                               ---------     ---------
Total Assets                                                   $ 2,846.0     $ 2,418.8
                                                               =========     =========

Liabilities and Shareholders' Equity
------------------------------------
Current Liabilities:
Short-term debt                                                $    96.1     $    81.6
Current portion of long-term debt                                   59.5          48.0
Trade accounts payable                                             282.0         212.3
Other current liabilities                                          604.2         518.5
                                                               ---------     ---------
Total Current Liabilities                                        1,041.8         860.4

Long-term debt                                                     639.6         664.1
Other liabilities                                                  522.2         518.0
Preferred stock, series B, no par value, authorized
  1,750,000 shares; issued 1,282,051 shares of
  $5.46 cumulative convertible shares
  (liquidating preference of $78 per share)                        100.0         100.0
Deferred compensation                                              (13.6)        (27.2)
Treasury preferred stock, at cost, 468,198 shares and
  441,469 shares, respectively                                     (56.7)        (51.2)
Common Shareholders' Equity:
Common stock, $5 par value, authorized 400 million
  shares; issued 167,978,792 shares                                840.0         840.0
Additional paid-in capital                                         154.8         136.4
Reinvested earnings                                              1,263.8       1,061.7
Accumulated other comprehensive income                            (127.5)       (111.3)
Deferred compensation                                              (13.3)        (21.2)
Treasury common stock, at cost, 35,067,288 shares
  and 36,208,395 shares, respectively                           (1,505.1)     (1,550.9)
                                                               ---------     ---------
Total Common Shareholders' Equity                                  612.7         354.7
                                                               ---------     ---------
Total Liabilities and Shareholders' Equity                     $ 2,846.0     $ 2,418.8
                                                               =========     =========

See accompanying notes to the condensed consolidated financial statements.

"Back to Exhibit 99.3 Index"

THE QUAKER OATS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                                     Six Months Ended
Dollars in Millions                                                      June 30,
---------------------------------------------------------------------------------------
                                                                    2001           2000
                                                                 -------        -------
Cash Flows from Operating Activities:
-------------------------------------
Net income                                                       $ 279.4        $ 152.9
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization                                       69.7           65.5
Deferred income taxes                                                3.0            1.7
Restructuring charges, reserve adjustments and asset
  impairments                                                        9.0          177.4
Loss on disposition of property, plant and equipment                 2.4            1.7
Increase in trade accounts receivable                             (155.5)        (172.3)
Increase in inventories                                            (72.3)         (59.9)
Decrease (increase) in other current assets                          1.4          (47.2)
Increase in trade accounts payable                                  72.0           58.5
Increase in other current liabilities                               86.7           10.0
Change in deferred compensation                                     21.5            3.6
Tax benefit from employee stock option exercises                    17.2           25.3
Other items                                                        (32.2)           1.5
                                                                 -------        -------
  Net Cash Provided by Operating Activities                        302.3          218.7
                                                                 -------        -------

Cash Flows from Investing Activities:
-------------------------------------
Purchases of marketable securities                                (360.1)        (230.1)
Proceeds from sales of marketable securities                        97.1          157.1
Additions to property, plant and equipment                         (73.4)        (127.2)
Proceeds from sales of property, plant and equipment                12.5            4.4
                                                                 -------        -------
  Net Cash Used in Investing Activities                           (323.9)        (195.8)
                                                                 -------        -------
Cash Flows from Financing Activities:
-------------------------------------
Cash dividends                                                     (77.3)         (76.7)
Change in short-term debt                                           15.0          (34.4)
Proceeds from long-term debt                                         0.3            0.2
Reduction of long-term debt                                        (15.0)         (49.8)
Issuance of common treasury stock                                   52.6           88.0
Repurchases of common stock                                            -         (110.0)
Repurchases of preferred stock                                      (5.5)          (5.2)
                                                                 -------        -------
  Net Cash Used in Financing Activities                            (29.9)        (187.9)
                                                                 -------        -------

Effect of Exchange Rate Changes on Cash and Cash Equivalents        (2.4)          (2.2)
                                                                 -------       --------

Net Decrease in Cash and Cash Equivalents                          (53.9)        (167.2)
                                                                 -------        -------

Cash and Cash Equivalents - Beginning of Period                    174.3          282.9
                                                                 -------        -------
Cash and Cash Equivalents - End of Period                        $ 120.4        $ 115.7
                                                                 =======        =======

See accompanying notes to the condensed consolidated financial statements.

"Back to Exhibit 99.3 Index"

THE QUAKER OATS COMPANY AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(UNAUDITED)

                                                                                Operating Income
                                                         Net Sales (a)              (Loss)(b)
                                                      --------------------     -----------------
                                                           Six Months              Six Months
Dollars in Millions                                      Ended June 30,          Ended June 30,
------------------------------------------------------------------------------------------------
                                                          2001        2000       2001       2000
                                                      --------    --------     ------     ------
Foods:
U.S. and Canadian                                     $1,188.7    $1,148.5     $226.0     $227.0
Latin American                                           171.9       170.7       13.7       15.2
Other (c)                                                121.5       100.9       17.0       12.8
                                                      --------    --------     ------     ------
Total Foods                                            1,482.1     1,420.1      256.7      255.0

Beverages:
U.S. and Canadian                                      1,043.3       948.2      202.7      173.6
Latin American                                           157.3       139.3       25.0       15.3
Other (c)                                                 57.8        62.4        3.4       (1.1)
                                                      --------    --------     ------     ------
Total Beverages                                        1,258.4     1,149.9      231.1      187.8

                                                      --------    --------     ------     ------
Total Sales/Operating Income                          $2,740.5    $2,570.0      487.8      442.8
                                                      ========    ========

Less:   Restructuring charges, reserve
         adjustments and asset impairments (d)(e)                                 9.0      177.4
        General corporate expenses                                               11.6       11.9
        Interest expense - net                                                   27.8       24.0
        Foreign exchange loss - net                                               3.4        1.5
                                                                               ------      -----
Income before income taxes                                                     $436.0     $228.0
                                                                               ======     ======
(a)	Intersegment revenue is not material.
(b)	Operating results by segment exclude certain expenses not allocated to operating segments, such as net restructuring charges, asset impairment losses, income taxes, general corporate expenses and net financing costs.
(c)	Other includes European and Asia/Pacific businesses.
(d)	2001 includes pretax restructuring charges of $14.0 million and pretax income of $5.0 million to reduce prior-period restructuring and divestiture reserves.
(e)	2000 includes pretax restructuring charges of $63.0 million, pretax income to reduce prior-period restructuring and divestiture reserves of $5.7 million and pretax asset impairment losses of $120.1 million related to a supply chain reconfiguration project.

THE QUAKER OATS COMPANY AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(UNAUDITED)

                                                                                Operating Income
                                                         Net Sales (a)              (Loss)(b)
                                                      --------------------     -----------------
                                                          Three Months            Three Months
Dollars in Millions                                      Ended June 30,          Ended June 30,
------------------------------------------------------------------------------------------------
                                                          2001        2000       2001       2000
                                                      --------    --------     ------     ------
Foods:
U.S. and Canadian                                     $  550.0    $  515.7     $ 97.0     $ 86.8
Latin American                                            84.6        83.3        9.6        7.6
Other (c)                                                 63.3        47.9        8.1        6.6
                                                      --------    --------     ------     ------
Total Foods                                              697.9       646.9      114.7      101.0

Beverages:
U.S. and Canadian                                        689.5       629.3      155.8      138.8
Latin American                                            84.8        75.7       15.5       12.2
Other (c)                                                 41.7        46.0        5.3        1.5
                                                      --------    --------     ------     ------
Total Beverages                                          816.0       751.0      176.6      152.5
                                                      --------    --------     ------     ------
Total Sales/Operating Income                          $1,513.9    $1,397.9      291.3      253.5
                                                      ========    ========

Less:   Restructuring charges and reserve
               adjustments (d)(e)                                                 5.0        3.7
        General corporate expenses                                                4.4        4.2
        Interest expense - net                                                   14.3       11.9
        Foreign exchange loss (gain) - net                                        2.5       (2.1)
                                                                               ------     ------
Income before income taxes                                                     $265.1     $235.8
                                                                               ======     ======
(a)	Intersegment revenue is not material.
(b)	Operating results by segment exclude certain expenses not allocated to operating segments, such as net restructuring charges, income taxes, general corporate expenses and net financing costs.
(c)	Other includes European and Asia/Pacific businesses.
(d)	2001 includes pretax restructuring charges of $9.2 million and pretax income of $4.2 million to reduce prior-period restructuring and divestiture reserves.
(e)	2000 includes pretax restructuring charges of $6.2 million and pretax income to reduce prior-period restructuring and divestiture reserves of $2.5 million.

"Back to Exhibit 99.3 Index"

THE QUAKER OATS COMPANY AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - Basis of Presentation

The condensed consolidated financial statements include The Quaker Oats Company and its subsidiaries (the Company). The condensed consolidated statements of income, reinvested earnings and comprehensive income for the six and three months ended June 30, 2001 and 2000, the condensed consolidated balance sheet as of June 30, 2001, and the condensed consolidated statements of cash flows for the six months ended June 30, 2001 and 2000, have been prepared by the Company without audit. In the opinion of management, these financial statements include all adjustments necessary to present fairly the financial position, results of operations and cash flows as of June 30, 2001, and for all periods presented. All adjustments made have been of a normal and recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted. The Company believes that the disclosures included are adequate and provide a fair presentation of interim period results. Interim financial statements are not necessarily indicative of the financial position or operating results for an entire year. It is suggested that these interim financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Company's Form 10-K Annual Report to shareholders for the year ended December 31, 2000.

Certain previously reported amounts have been reclassified to conform to the current presentation.

Note 2 - Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 - Restructuring Charges and Asset Impairment Losses

The consolidated operating results for 2001 include restructuring charges of $14.0 million related to current-year restructuring actions and income to reduce prior-period restructuring and divestiture reserves of $5.0 million.

The following summarizes current-year net charges taken by the Company relating to restructuring plans:

                                           Three Months Ended     Six Months Ended
Dollars in Millions                             June 30, 2001        June 30, 2001
----------------------------------------------------------------------------------
Supply chain reconfiguration project                    $ 9.2               $ 13.9
Other U.S. organization alignments                          -                  0.1
                                                      -------             --------
  Charges before reserve adjustments                    $ 9.2               $ 14.0
Adjustments to prior-period reserves                     (4.2)                (5.0)
                                                      -------             --------
Total                                                   $ 5.0               $  9.0
                                                      =======             ========

Supply Chain Reconfiguration Project
Restructuring charges of $9.2 million and $13.9 million were recognized in the three and six months ended June 30, 2001, respectively, related to a supply chain reconfiguration project announced in September 1999. The three-year project to upgrade and optimize the Company’s manufacturing and distribution capabilities in North America involves the rationalization of U.S. and Canadian Foods operations, an expansion of U.S. beverage manufacturing and a reconfiguration of the Company’s food and beverage logistics network.

In 2000, the Company adopted plans to close two cereal manufacturing facilities and two distribution centers in the United States, which resulted in restructuring charges of $5.2 million and $55.3 million in the three and six months ended June 30, 2000, respectively. The restructuring charges, primarily attributable to the Company’s U.S. and Canadian Foods operations, were comprised of severance and termination benefits and other shutdown costs.

In 2000, the Company recognized asset impairment losses of $120.1 million attributable to the U.S. and Canadian Foods operations. As a result of the negotiation of a significant contract manufacturing agreement and completion of decisional and effects bargaining required to close the two cereal manufacturing facilities, the Company evaluated the recoverability of its affected long-lived assets pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 121. The affected assets (land, buildings, and production machinery and equipment) were determined to be held for use, as they are integral to the Company’s operations until the migration of production activity to other facilities is completed. Because the carrying value of the affected long-lived assets exceeded the projected future undiscounted cash flows, the Company was required to reduce the carrying value of the long-lived assets to fair value and recognize asset impairment losses. The fair value of affected assets was determined based on analyses of the current liquidation values of similar assets.

In total, the Company has recognized charges of $206.4 million related to this project, including $13.9 million in the current year and $192.5 million in prior years. Additional restructuring actions over the remainder of 2001 and 2002 are expected to bring the total restructuring charges to approximately $210 million. Ongoing cost savings resulting from this project are expected to be approximately $40 million in the current year and to reach the full amount of approximately $65 million annually beginning in 2002 and going forward. Eighty percent of the savings are expected to be in cash.

Other U.S. Organization Alignments
During 2000, the Company also adopted plans to restructure its human resources department, close an administrative office in California and a small leased Gatorade manufacturing facility in Puerto Rico, and decentralize certain U.S. customer service functions. As a result of these actions, the Company eliminated approximately 55 positions. Restructuring charges of $1.0 million and $7.7 million were recognized in the three and six months ended June 30, 2000, respectively, for severance and termination benefits and shut-down costs. Annual savings from these actions, approximately $10 million, began mid-year 2000 and are expected to be primarily in cash.

Restructuring Reserves
Consolidated operating results in the three and six months ended June 30, 2001, included income of $4.2 million and $5.0 million, respectively, to reduce prior-period restructuring and divestiture reserves. For the three and six months ended June 30, 2000, adjustments totaled $2.5 million and $5.7 million, respectively, to reduce prior-period restructuring and divestiture reserves. Adjustments to reserves in both years were primarily due to higher-than-anticipated proceeds on the sale of certain assets and other changes from previously estimated amounts.

Restructuring actions are proceeding as planned and remaining restructuring reserves of $20.1 million as of June 30, 2001, are considered adequate to cover committed restructuring actions. Restructuring reserve balances as of December 31, 2000, activity during the current year and restructuring reserve balances as of June 30, 2001, were as follows:

                         December 31,      Amounts Charged                               June 30,
                                 2000  -----------------------     Amounts    Amounts        2001
Dollars in Millions          Reserves   Cash  Non-Cash   Total    Utilized   Adjusted    Reserves
-------------------------------------------------------------------------------------------------
2001 Restructuring:
Severance and
   termination benefits        $   -    $0.7      $  -   $ 0.7      $ (0.7)     $   -       $   -
Other                              -     6.8       6.5     3.3       (13.3)         -           -
-------------------------------------------------------------------------------------------------
Subtotal                       $   -    $7.5      $6.5   $14.0      $(14.0)     $   -       $   -
-------------------------------------------------------------------------------------------------
Prior-Period
   Restructuring                45.1       -         -       -       (22.9)      (2.1)       20.1
-------------------------------------------------------------------------------------------------
Total                          $45.1    $7.5      $6.5   $14.0      $(36.9)     $(2.1)      $20.1
-------------------------------------------------------------------------------------------------

Note 4 - Litigation

The Company is a party to a number of lawsuits and claims, which it is vigorously defending. Such matters arise out of the normal course of business and relate to the Company's past acquisition activity and other issues. Certain of these actions seek damages in large amounts. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of such litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations. Changes in assumptions, as well as actual experience, could cause the estimates made by management to change.

A settlement has been reached in the purported class action pending in the United States District Court for the Northern District of Illinois (the Weiner Action). This lawsuit arose out of the Company’s acquisition of Snapple Beverage Corp., and was brought on behalf of purchasers of the Company’s common stock during the period between August 4, 1994 and November 1, 1994. Pursuant to the Settlement Agreement, the class will receive $9.9 million plus the payment of $500,000 of costs associated with that payment. This settlement is subject to a fairness hearing and final approval by the court. The settlement is covered by insurance and a reserve.

Note 5 - Comprehensive Income

Total comprehensive income for the three months ended June 30, 2001 and 2000, was $169.1 million and $141.7 million, respectively. For the six months ended June 30, 2001 and 2000, total comprehensive income was $263.2 million and $143.8 million, respectively. The Company’s total comprehensive income for the three and six months ended June 30, 2001 and 2000, includes: net income; foreign currency translation adjustments; and unrealized gains on marketable securities, net of adjustments to reclassify realized gains to net income. Comprehensive income for the current year also includes the transition adjustment to record the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138, and the related unrealized losses on qualifying cash flow hedges, net of adjustments to reclassify realized losses to net income.

The components of accumulated other comprehensive income, net of tax, included in the condensed consolidated balance sheets as of June 30, 2001, and December 31, 2000, were:

                                                             June 30,    December 31,
Dollars in Millions                                              2001            2000
-------------------------------------------------------------------------------------
Net foreign currency translation adjustments                  $(125.9)        $(111.3)
Transition adjustment related to change in accounting for
   derivative instruments and hedging activities                 (1.7)             --
Net unrealized losses on qualifying cash flow hedges             (1.3)             --
Net unrealized gains on marketable securities                     1.2              --
Other                                                             0.2              --
                                                              -------         -------
   Accumulated other comprehensive income                     $(127.5)        $(111.3)
                                                              =======         =======

The unrealized gains on marketable securities and unrealized losses on qualifying cash flow hedges, both net of reclassification adjustments, included in the condensed consolidated statements of income, reinvested earnings and comprehensive income for the three and six months ended June 30, 2001 and 2000, were determined as follows:

                                                         Three Months Ended         Six Months Ended
Dollars in Millions                                           June 30,                 June 30,
------------------------------------------------------------------------------------------------------
                                                          2001          2000         2001         2000
                                                       -------       -------     --------      -------
Unrealized holding gains on marketable securities      $   1.4       $   0.7     $    2.0      $   1.6
Less: adjustments to reclassify realized gains to
      net income                                          (0.4)         (0.8)        (0.8)        (1.2)
                                                       -------       -------     --------      -------
   Net unrealized gains on marketable securities       $   1.0       $  (0.1)    $    1.2      $   0.4
                                                       =======       =======     ========      =======

Unrealized losses on qualifying cash flow hedges       $  (1.0)      $    --     $   (1.4)     $    --
Less: adjustments to reclassify realized losses to
      net income                                           0.2            --          0.1           --
                                                       -------       -------     --------      -------
   Net unrealized losses on qualifying cash flow
      hedges                                           $  (0.8)      $    --     $   (1.3)     $    --
                                                       =======       =======     ========      =======

Note 6 - Marketable Securities

During 2001, the Company made investments in marketable securities. These marketable securities are available for sale and consist primarily of investments in mutual funds. These investments are expected to be held less than twelve months and are classified as marketable securities in the condensed consolidated balance sheet.

Note 7 - Lease Commitments

In March 2000, the Company signed a ten-year lease for office space in a new headquarters building to be constructed in Chicago, Illinois. This new site is intended to replace the Company’s current Chicago headquarters, which is leased through August of 2002. The new Chicago office is currently under construction and expected to be completed in 2002. The Company’s obligations under the lease are contingent upon completion of the building and satisfaction of certain other obligations by the lessor.

Note 8 - Current and Pending Accounting Changes

In June 2001, the Financial Accounting Standards Board (FASB) voted to issue SFAS No. 142, “Goodwill and Intangible Assets,” which supersedes Accounting Principles Board (APB) Opinion No. 17, “Intangible Assets.” SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 will apply to goodwill and intangible assets arising from transactions completed before and after its effective date. SFAS No. 142 is effective January 1, 2002. The Company is currently assessing SFAS No. 142 and has not yet made a determination of the impact its adoption will have on the consolidated financial statements.

In 2001 and the prior year, the Emerging Issues Task Force (EITF), a subcommittee of the FASB, discussed a number of topics related to certain expenses that the Company reports in merchandising expense, a component of selling, general and administrative (SG&A) expenses. In April 2001, the EITF issued EITF No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.” This guidance requires certain promotional expenses paid to retailers by vendors to be classified in the income statement as a reduction of sales or as cost of goods sold. In May and November 2000, the EITF issued and amended, respectively, EITF No. 00-14, “Accounting for Certain Sales Incentives.” This guidance requires certain coupons, rebate offers and free products offered concurrently with a single exchange transaction with a customer to be recognized when incurred and reported as a reduction of sales. The EITF recently changed the required adoption of EITF No. 00-14 to the first quarter ending March 31, 2002, in order to coincide with the adoption of EITF No. 00-25. The Company expects the adoption of EITF No. 00-14 and EITF No. 00-25 to result in a reclassification of expenses and a restatement to reduce previously reported net sales and SG&A expenses. The Company expects that this reclassification will result in approximately an $800 million reduction in net sales, or approximately 15 percent of net sales, and a corresponding $800 million decrease in SG&A expenses in each of the three years ended December 31, 2001, 2000 and 1999. Earnings will not be affected and the Company does not expect the adoption of these accounting changes to have a material effect on reported growth rates.

On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. See Note 9 for additional information on the adoption of SFAS No. 133.

The Company also adopted EITF No. 00-22, “Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future,” for the quarter ending March 31, 2001. The impact of adopting EITF No. 00-22 was not material to first-half results and is not anticipated to be material in later quarters.

Note 9 - Derivative Financial and Commodity Instruments

The Company actively monitors its exposure to commodity price, foreign currency exchange rate and interest rate risks and uses derivative financial and commodity instruments to manage the impact of certain of these risks. The Company uses derivatives only for purposes of managing risk associated with underlying exposures. The Company does not trade or use instruments with the objective of earning financial gains on the commodity price, exchange rate or interest rate fluctuations alone, nor does it use instruments where there are not underlying exposures. The Company’s use of derivative financial instruments may result in short-term gains or losses and increased earnings volatility. Complex instruments involving leverage or multipliers are not used. Management believes that its use of derivative instruments to manage risk is in the Company's best interest.

On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. In accordance with the provisions of SFAS No. 133, the Company recorded a transition adjustment upon adoption of the standard to recognize its derivative instruments at fair value, to recognize the ineffective portion of cash flow hedges and to recognize the differences (attributable to hedged risks) between the carrying values and fair values of related hedged assets and liabilities for fair value hedges. The effect of this transition adjustment was not material to either reported earnings or accumulated other comprehensive income. The net gains and losses related to hedge ineffectiveness also were not material.

Initially, upon adoption of the new derivative accounting standard, and prospectively as of the date new derivatives are entered into, the Company designates the derivative as either (1) a hedge of a recognized asset or liability or an unrecognized firm commitment (fair value hedge), or (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid in the future related to a recognized asset or liability (cash flow hedge). For fair value hedges, both the effective and ineffective portions of the changes in the fair value of the derivative, along with the gain or loss on the hedged item, are recorded in earnings and reported in the condensed consolidated statements of income, reinvested earnings and comprehensive income on the same line as the hedged item. Unlike fair value hedges, the effective portion of the changes in the fair value of the derivative that is designated as a cash flow hedge is recorded in accumulated other comprehensive income. When the hedged item is realized, the gain or loss included in accumulated other comprehensive income is reported on the same line in the condensed consolidated statements of income, reinvested earnings and comprehensive income as the hedged item. In addition, both the fair value changes excluded from the Company’s effectiveness assessments and the ineffective portion of the changes in the fair value of derivatives used as cash flow hedges are immediately recognized in cost of goods sold.

The Company formally documents its hedge relationships, including identifying the hedge instruments and hedged items, as well as its risk management objectives and strategies for entering into the hedge transaction. Derivatives are recorded in the condensed consolidated balance sheets at fair value in other assets and other liabilities. This process includes matching the hedge instrument to the underlying hedged item (assets, liabilities, firm commitments or forecasted transactions). At hedge inception and at least quarterly thereafter, the Company assesses whether the derivatives used to hedge transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. When it is determined that a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting, and any gains or losses on the derivative instrument would be recognized in earnings during the period it no longer qualifies as a hedge.

Summarized below are the specific accounting policies by market risk category.

Commodity Price Risk
The Company uses commodity futures and options to reduce price exposures on commodity inventories or anticipated purchases of commodities. The Company regularly hedges purchases of oats, corn, corn sweetener and wheat. Beginning in 2001, the Company also initiated hedges for diesel fuel and corrugated packaging materials. These commodity contracts are accounted for as cash flow hedges when the hedged item represents a forecasted transaction or the variability in cash flows received or paid relates to a recognized asset or liability.

Foreign Currency Exchange Rate Risk
The Company uses forward contracts, purchased options and currency swap agreements to manage foreign currency exchange rate risk related to certain projected cash flows from foreign operations and net investments in foreign subsidiaries. Under SFAS No. 133, the instruments are carried at fair value in the condensed consolidated balance sheets as a component of other current assets or other current liabilities. Changes in the fair value of derivative instruments that are used to manage exchange rate risk in foreign currency denominated cash flows and net investments in highly inflationary economies are recognized in the condensed consolidated statements of income, reinvested earnings and comprehensive income as foreign exchange loss or gain. Changes in the fair value of such instruments used to manage exchange rate risk on net investments in economies that are not highly inflationary are recognized in the condensed consolidated balance sheets as a component of accumulated other comprehensive income in common shareholders' equity.

Interest Rate Risk
The Company uses interest rate swap agreements to manage its exposure to changes in interest rates and to balance the mix of its fixed and floating rate debt. Interest rate swap agreements are accounted for as fair value hedges. Interest rate differentials to be received or paid on the swaps are recognized in the condensed consolidated statements of income, reinvested earnings and comprehensive income as a reduction or increase in interest expense, respectively. In accordance with the new derivative requirements, both the effective and ineffective portions of the changes in the fair value of the derivative, along with the gain or loss on the hedged item, are recorded in earnings and reported in the condensed consolidated statements of income, reinvested earnings and comprehensive income on the same line as the hedged item. Also, upon adoption of the new derivative guidelines, the settlement costs of terminated swap agreements were reclassified to accumulated other comprehensive income, and are being amortized over the life of the original swap agreements. As the settlement amounts are amortized, they are reclassified from accumulated other comprehensive income and reported as a component of interest expense in the condensed consolidated statements of income, reinvested earnings and comprehensive income.

In 2000, the Company entered into an interest rate swap agreement with a notional value of $13.4 million to exchange fixed for floating-rate debt. This swap agreement matures in May 2006.

In 1999, the Company entered into cancelable interest rate swap agreements with a notional value of $80.0 million. In 2000, the counterparties exercised their options to cancel these agreements effective March 15, 2001.

Note 10 - Earnings Per Share

Reconciliations of basic earnings per share (EPS) to diluted EPS were as follows:

Dollars in Millions (Except Per Share Data)
and Shares in Thousands                                          Six Months Ended June 30,
---------------------------------------------------------------------------------------------------
                                                              2001                     2000
                                                      -------------------       -------------------

                                                      Income       Shares       Income       Shares
                                                      ------      -------       ------      -------

Net income                                            $279.4                    $152.9
Less:  Preferred dividends - net of tax                  2.0                       2.1
                                                      ------      -------       ------      -------
Net income available for common                       $277.4      132,251       $150.8      131,732
                                                      ------      -------       ------      -------
Net income per common share                           $ 2.10                    $ 1.14
                                                      ======                    ======
Net income available for common                       $277.4      132,251       $150.8      131,732

Effect of dilutive securities:
  Stock options                                            -        4,530            -        3,129
  Non-vested awards                                        -          233            -          224
  ESOP Convertible Preferred Stock                       0.9        1,782          1.0        1,944
                                                      ------      -------       ------      -------
  Diluted                                             $278.3      138,796       $151.8      137,029
                                                      ------      -------       ------      -------
Net income per common share - diluted                 $ 2.00                    $ 1.11
                                                      ======                    ======

The increase in average common shares outstanding at June 30, 2001, compared to June 30, 2000, reflects the exercise of employee stock options.

As of June 30, 2000, certain stock options were excluded from the computation of diluted EPS because the exercise prices were higher than the average market price.

Note 11 - Merger with PepsiCo

On December 2, 2000, the Company, PepsiCo, Inc. (PepsiCo) and BeverageCo, Inc., a direct wholly-owned subsidiary of PepsiCo, entered into an Agreement and Plan of Merger, which was amended on March 15, 2001 (the merger agreement). On August 1, 2001, the Company and PepsiCo received unconditional clearance from the U.S. Federal Trade Commission to merge and the merger was finalized on August 2, 2001. Pursuant to the merger agreement and subject to the terms and conditions set forth therein, BeverageCo, Inc. was merged with and into the Company, with the Company being the surviving corporation of that merger. As a result of the merger, the Company is a wholly-owned subsidiary of PepsiCo. The merger has been structured as a stock-for-stock tax-free reorganization and is intended to qualify as a pooling of interests business combination for accounting purposes.

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